CAG CAPITAL INC.
(the "Company")

PERFORMANCE SHARE PLAN
Dated for Reference April 9, 2010

ARTICLE 1
PURPOSE AND INTERPRETATION

Purpose

1.1

The purpose of this Plan is to incentivize individuals key to the success of the Company by providing them with the right to receive shares in the Company upon the achievement of certain defined milestones in the Company's development.

Definitions

1.2

In this Plan

(a)

Affiliate means a company that is a parent or subsidiary of the Company, or that is controlled by the same entity as the Company;

(b)

Associate has the meaning set out in the Securities Act;

(c)

Board means the board of directors of the Company or any committee thereof duly empowered or authorized to grant Options under this Plan;

(d)

Common Shares means common shares without par value in the capital of the Company;

(e)

Company means the company named at the top hereof and includes, unless the context otherwise requires, all of its Affiliates and successors according to law;

(f)

Consultant means an individual, other than an Employee, Officer or Director that provides on an ongoing bona fide basis, consulting, technical, managerial or like services to the Company or an Affiliate of the Company;

(g)

Directors means the directors of the Company as may be elected from time to time;

(h)

Effective Date for a Right means the date of grant thereof by the Board;

(i)

Employee means:

(i)

an individual who is considered an employee under the Income Tax Act (i.e. for whom income tax, employment insurance and CPP deductions must be made at source);

(ii)

an individual who works full-time for the Company or a subsidiary thereof providing services normally provided by an employee and who is subject to the same control and direction by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions are not made at source; or

(iii)

an individual who works for the Company or its subsidiary on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an employee and who is subject to the same control and direction by the Company over the details and methods of work as an employee of the Company, but for whom income tax deductions need not be made at source;

(j)

Key Person means a Service Provider that is granted a Right hereunder;

(k)

Milestones means these events detailed in Schedule "A" hereto;

(l)

Officer means a Board appointed officer of the Company;

(m)

Performance Shares means Common Shares that may be issued in the future to a Key Person in accordance with the terms of the Plan;

(n)

Outstanding Shares means at the relevant time, the number of issued and outstanding Common Shares of the Company from time to time;

(o)

Plan means this performance share plan, the terms of which are set out herein or as may be amended;

(p)

Plan Shares means the total number of Common Shares which may be reserved for issuance as Performance Shares under the Plan as provided in §2.2;

(q)

Right means the right to be issued Performance Shares in accordance with the terms of the Plan;

(r)

Securities Act means the Securities Act, R.S.B.C. 1996, c. 418, or any successor legislation;

(s)

Service Provider means a person who is a bona fide Director, Officer, Employee, Consultant or otherwise is determined by the Board to be providing services of benefit to the Company;

(t)

Take Over Bid means a take over bid as defined in subsection 92(1) of the Securities Act (British Columbia) or the analogous provisions of securities legislation applicable to the Company;

Gender

1.3

Words importing the masculine gender include the feminine or neuter, words in the singular include the plural, words importing a corporate entity include individuals, and vice versa.

ARTICLE 2
PERFORMANCE SHARE PLAN

Establishment of Plan

2.1

The Plan is hereby established to recognize contributions made by Service Providers and to create an incentive for their continuing assistance to the Company and its Affiliates.

Maximum Plan Shares

2.2

The number of Performance Shares that are reserved for issuance under the Plan is 10,000,000 Common Shares.

Eligibility

2.3

Rights to receive Performance Shares may be granted hereunder to such Key Persons or may be identified from time to time by the Board.

Rights Granted Under the Plan

2.4

All Rights granted under the Plan will be evidenced by notice in writing in such form as the Board may determine.

Rights Not Exercised

2.5

In the event a Right granted under the Plan is terminated in accordance with the terms of the Plan, the Performance Shares that were issuable thereunder will be returned to the Plan and will be eligible for re-issuance.

Powers of the Board

2.6

The Board will be responsible for the general administration of the Plan and the proper execution of its provisions, the interpretation of the Plan and the determination of all questions arising hereunder. Without limiting the generality of the foregoing, the Board has the power to

(a)

allot Performance Shares for issuance in accordance with the provisions of the Plan;

(b)

grant Rights hereunder;

(c)

extend a Key Person's entitlement to a Right as contemplated by section 3.3 hereof;

(d)

amend a Right granted under this Plan so as to increase the number of Performance Shares issuable thereunder; and

(e)

delegate all or such portion of its powers hereunder as it may determine to one or more committees of the Board, either indefinitely or for such period of time as it may specify, and thereafter each such committee may exercise the powers and discharge the duties of the Board in respect of the Plan so delegated to the same extent as the Board is hereby authorized so to do.

ARTICLE 3
TERMS AND CONDITIONS OF RIGHTS

Vesting of Rights

3.1

Performance Shares issued to Key Persons who have been grants Rights by the Board under the Plan will vest and be issuable as to one-third upon the occurrence of each of the three Milestones, as determined by the Board.

Effect of Take Over Bid

3.2

If a Take Over Bid is made to the shareholders generally then the Company shall immediately upon receipt of notice of the Take Over Bid, notify each Key Person currently holding a Right and, notwithstanding the provisions of section 3.1, the Performance Shares shall become immediately issuable in full.

Key Person Ceasing to be a Service Provider

3.3

In circumstances where a Key Person ceases to be a Service Provider before the occurrence of one or more Milestones, the Right then held by such Key Person shall be deemed to be cancelled and of no further force and effect unless otherwise extended by the Board on such terms as the Board, in its sole discretion, determines appropriate.

Non Assignable

3.4

The Rights granted under the Plan will not be assignable or transferable.

Adjustment of the Number of Performance Shares

3.5

The number of Performance Shares subject to a Right will be subject to adjustment in the events and in the manner following:

(a)

in the event of a subdivision of Common Shares as constituted on the date hereof, at any time while a Right is in effect, into a greater number of Common Shares, the Company will thereafter deliver at the time of issuance of Performance Shares hereunder, in addition to the number of Performance Shares in respect of which the Key Person holding the Right is then entitled, such additional number of Common Shares as result from the subdivision;

(b)

in the event of a consolidation of the Common Shares as constituted on the date hereof, at any time while a Right is in effect, into a lesser number of Common Shares, the Company will thereafter deliver and a Key Person will accept, at the time of issuance of Performance Shares hereunder, in lieu of the number of Performance Shares in respect of which Key Person then holding the Right is entitled, the lesser number of Common Shares as result from the consolidation;

(c)

in the event of any change of the Common Shares as constituted on the date hereof, at any time while a Right is in effect, the Company will thereafter deliver at the time of issuance of Performance Shares hereunder the number of shares of the appropriate class resulting from the said change as a Key Person would have been entitled to receive in respect of the number of Performance Shares so issued had such Performance Shares been issued before such change;

(d)

in the event of a capital reorganization, reclassification or change of outstanding equity shares (other than a change in the par value thereof) of the Company, a consolidation, merger or amalgamation of the Company with or into any other company or a sale of the property of the Company as or substantially as an entirety at any time while a Right is in effect, a Key Person will thereafter have the right to receive, in lieu of the Performance Shares immediately theretofore receivable in accordance with the terms of the Right, the kind and amount of shares and other securities and property receivable upon such capital reorganization, reclassification, change, consolidation, merger, amalgamation or sale which the holder of a number of Common Shares equal to the number of Performance Shares immediately theretofore receivable in accordance with the terms of the Right would have received as a result thereof. The subdivision or consolidation of Common Shares at any time outstanding (whether with or without par value) will not be deemed to be a capital reorganization or a reclassification of the capital of the Company for the purposes of this §3.5;

(e)

an adjustment will take effect at the time of the event giving rise to the adjustment, and the adjustments provided for in this section are cumulative;

(f)

the Company will not be required to issue fractional shares in satisfaction of its obligations hereunder. Any fractional interest in a Performance Share that would, except for the provisions of this §3.5, be deliverable in accordance with the terms of a Right will be cancelled and not be deliverable by the Company; and

(g)

if any questions arise at any time with respect to the number of Performance Shares deliverable in accordance with the terms of a Right in any of the events set out in this §3.5, such questions will be conclusively determined by the Company's auditors, or, if they decline to so act, any other firm of Chartered Accountants, in Vancouver, British Columbia (or in the city of the Company's principal executive office) that the Company may designate and who will be granted access to all appropriate records. Such determination will be binding upon the Company and all Optionees.

ARTICLE 4
GENERAL

Employment and Services

4.1

Nothing contained in the Plan will confer upon or imply in favour of any Key Person any right with respect to office, employment or provision of services with the Company, or interfere in any way with the right of the Company to lawfully terminate the Key Person's office, employment or service at any time pursuant to the arrangements pertaining to same.

No Representation or Warranty

4.2

The Company makes no representation or warranty as to the future market value of Common Shares issuable in accordance with the provisions of the Plan or to the effect of the Income Tax Act (Canada) or any other taxing statute governing the Performance Shares issuable thereunder or the tax consequences to a Key Person. Compliance with applicable securities laws as to the disclosure and resale obligations of each Key Person is the responsibility of each Key Person and not the Company.

Interpretation

4.3

The Plan will be governed and construed in accordance with the laws of the Province of British Columbia.

Effective Date of Plan

4.4

The Plan will become effective from and after April 9, 2010

SCHEDULE A
EARN-OUT MILESTONES

1.

Completion of method development for commercial-scale manufacture of IMG KLH (Immunogenic Keyhole Limpet Hemocyanin) with applicable cGMP (Good Manufacturing Practice) as a pharmaceutical intermediate, evidenced by completion of three GMP lots meeting all quality and product release specifications required for stability studies and process validation.

2.

Compilation and regulatory submittal of all required Chemistry, Manufacturing, and Control (CMC) data compiled in the Common Technical Document (CTD) format and evidenced by filing as a Drug Master File (DMF) with the USFDA.

3.

Completion of preclinical toxicity and immunogenicity testing of IMG KLH and Subunit KLH in rodent and non-rodent species as evidenced by study protocols and completion reports available to support customer FDA and EMEA filings.